Exhibit 99.2

SolarCity Corporation Announces Amendment to 2.75% Convertible Senior Notes due 2018

SAN MATEO, Calif., November 21, 2016 — SolarCity Corporation (the “Company”) (NASDAQ: SCTY) today announced its entry into a Supplemental Indenture (the “Supplemental Indenture”), dated as of November 21, 2016, with Wells Fargo Bank, National Association (the “Trustee”). The Supplemental Indenture amends the Indenture, dated as of October 21, 2013 (the “Indenture”), between the Company and the Trustee which governs the Company’s 2.75% Convertible Senior Notes due 2018 (the “Notes”).

On November 21, 2016, pursuant to the Agreement and Plan of Merger, dated July 31, 2016, among the Company, Tesla Motors, Inc., a Delaware corporation (“Tesla”), and D Subsidiary, Inc. (“Merger Sub”), a wholly-owned subsidiary of Tesla, Merger Sub was merged with and into the Company, with the Company continuing as a wholly-owned subsidiary of Tesla (the “Merger”).

As a result of the Merger, as required by the terms of the Indenture, the Company entered into the Supplemental Indenture to provide that, from and after the effective time of the Merger, the right of the holders of the Notes to convert such Notes into shares of the Company’s common stock (the “SolarCity Common Stock”) in accordance with the terms of the Indenture is changed to a right of such holders to convert each $1,000 principal amount of Notes into 1.7838 shares of Tesla’s common stock (the “Tesla Common Stock”), which is the number of shares of Tesla Common Stock that a holder of a number of shares of SolarCity Common Stock equal to the conversion rate in effect immediately prior to the effective time of the Merger would have been entitle to receive upon consummation of the Merger.

Investor Contact

Tesla Investor Relations

ir@tesla.com

Aaron Chew

650-963-5662

investors@solarcity.com